Exhibit 99.13

Pazoo, Inc. Experiences Dramatic Increases In Web Traffic, Page Views Surpassing 100,000 Unique Visitors In April On WWW.PAZOO.COM

CEDAR KNOLLS, N.J., May 6, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCQB: PZOO) (German WKN#: A1J3DK) is pleased to report that since the new www.pazoo.com website has been up and operational, Pazoo has experienced dramatic increases in traffic to the website. Traffic in March jumped to over 43,000 unique visitors from less than 1,000 unique visitors in the month of February. Pazoo generated an even larger increase to surpass 110,000 unique visitors in April. Based on current daily traffic it is expected that at least another doubling of unique visitors to the website will occur in May in which it is expected that more than 225,000 will visit pazoo.com.

Management also notes that similar percentage increases are expected at least into the third quarter of 2013 with continued large monthly increases through year end. This increase is due to several factors.  First, is the new website with top notch content provided from several sources including the addition of our panel of experts such as, but not limited to, America's Fitness Ambassador and celebrity trainer, Steve Jordan; Former Australian National Power Tumbling team member and former Cirque Du Soleil performer Kristy Wilson; as well as top level and revered veterinarian Dr. Roger Welton; as well as several other topic specific health and wellness experts.

Also important to the future development of Pazoo are the relationships forged with iBuild Media, OpenX, SamStella and Elite Daily. The addition of new experts and other content related partnerships and the continued push to build out and expand the social community on the website will have a continued impact on the overall growth of the website and the company as a whole.

David M. Cunic, CEO of Pazoo, Inc., commented, "We are extremely pleased that we are able to bring a well suited and capable team together to make Pazoo the premier destination for people to visit for the improvement of their everyday health and wellness. Building the PAZOO brand and expanding this brand to overseas markets remains a priority."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released May 6, 2013